Exhibit 99.1

PO Box 459 Edinburg, VA 22824 Advanced Media & Communications Solutions

PRESS RELEASE	Contact:	Earle A. MacKenzie
Executive Vice President
540.984.5192
earle.mackenzie@emp.shentel.com

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2005 Financial Results

EDINBURG, VA, (March 14, 2006) – Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced financial results for the fourth quarter of 2005 and year-end results as of December 31, 2005. Net income for the fourth quarter increased to $2.8 million from $1.9 million for the same period in 2004 primarily due to improved results in PCS, lower costs related to Sarbanes-Oxley compliance and favorable results in Telephone, offset by a loss in NTC. Net income for the year ended December 31, 2005, was $10.7 million compared to $10.0 million for 2004, an increase of 7.0%. Fully diluted earnings per share for the fourth quarter of 2005 were $0.37 compared to $0.25 for the same period last year. Fully diluted earnings per share for 2005 were $1.39, an increase of $0.08 per share from 2004.

As previously announced on February 28, 2006, the Company has restated prior years and quarters to correct errors related to the Company’s accounting for leases. All numbers in this release have been restated to reflect the corrections.

•	Fourth Quarter Highlights

For the quarter ended December 31, 2005, net income was $2.8 million compared to $1.9 million in fourth quarter 2004. The Company’s total revenues for fourth quarter 2005 were $39.2 million, compared to $32.3 million for the same quarter in 2004, an increase of $6.9 million or 21.4%. The Company’s revenue growth was driven by an increase in its PCS business and the inclusion of a full quarter compared to only December 2004 results of NTC Communications. Operating income for the quarter was $4.7 million, an increase of $1.4 million over fourth quarter 2004.

•	Annual Highlights

For the year ended December 31, 2005, net income was $10.7 million compared to $10.0 million for 2004, for an increase of 7.0%. The Company’s total revenues for 2005 were $146.4 million, compared to $121.0 million in 2004, an increase of $25.4 million or 21.0%. The Company’s annual revenue growth was primarily driven by its PCS and NTC business units. Operating income for 2005 was $19.4 million, an increase of $1.4 million or 7.6% from 2004. The increase is a result of strong operating results in PCS and Telephone offset, by operating losses in NTC.

As a result of the significant increase in the Company’s share price in 2005, Stock Appreciation Rights (SARS) expense of $1.3 million was recorded in 2005, an increase of $1.1 million from 2004. The net change from the restatement previously discussed related to lease accounting is a decrease in net income of $0.2 million in both 2005 and 2004.

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President and CEO, Christopher E. French commented, “We are pleased with our financial results for the fourth quarter and entire year of 2005. We were able to deliver good growth in earnings while incurring the operating loss in NTC Communications. This is an indication of the strength of our traditional businesses which is enabling us to pursue and develop new opportunities.”

•	PCS Operations

The Company continued to experience strong growth in wireless revenues as a Sprint PCS Affiliate of Sprint Nextel, increasing its PCS subsidiary revenue by $3.8 million to a total of $25.0 million for fourth quarter 2005 and increasing by $14.3 million or 17.8% to a total of $94.4 million for 2005, compared to the same periods last year. The Company’s Sprint Nextel retail wireless customer count increased during the fourth quarter and 2005 by 6,515 and 20,362 respectively. These results represent a 42.9% increase in net additions from the fourth quarter of 2004 and a 16.5% annual increase in net additions over 2004. Year-end retail PCS customers were 122,975, an increase of 19.8%. Although not included in the Company’s customer count, wholesale-prepaid customers increased by 4,878 in the fourth quarter and used 15.0 million minutes on the Company’s network, compared to 10.5 million minutes in the same quarter in the prior year. The Company ended 2005 with 38,726 wholesale-prepaid customers that used 60.0 million minutes compared to 38.7 million minutes in 2004. The Company’s fourth quarter churn was 1.9% and was 2.0% for all of 2005. The PCS operating income was $2.1 million in fourth quarter 2005 compared to an operating income of $0.8 million in fourth quarter 2004. The PCS operating income was $9.7 million for the year ended December 31, 2005, a $3.5 million improvement over 2004.

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•	Telephone Operations

The operating income of the local telephone operations for 2005 was $12.6 million, an increase of $2.1 million from 2004. The increase is primarily due to lower operating expenses resulting from the Company adding new business units and implementing a new method of allocating shared expenses. Telephone had 24,740 access lines at December 31, 2005, an increase of 49 from the previous year-end.

•	NTC Communications

On November 30, 2004, the Company purchased the 83.9% of NTC Communications that it did not previously own. The 2004 results included only the results for December 2004. Revenue for 2005 was $9.8 million. NTC is an early stage company which has not yet reached a profitable operating size. The operating loss for 2005 was $3.9 million which included the cost of integration and expenses to upgrade the operations. At year-end 2005, NTC was providing voice, video and/or data services primarily to off-campus college students, located in 109 multiple dwelling units.

•	Other Operations

The Company ended the year with 17,262 Dial-Up and Broadband Internet customers of which 4,748 access the service through Digital Subscriber Lines (DSL). This represents a 79.5% increase in DSL customers, but an overall decrease of 435 Internet customers from December 31, 2004. Dial-up customers, primarily outside of the Company’s DSL footprint, continue to migrate to high-speed

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alternatives. As of December 31, 2005, DSL service is available to 100% of the subscribers of the Company’s local telephone serving area.

•	External Investments

At the end of the quarter, the Company’s external investments totaled $7.4 million. The Company has previously reported that it expects to record a gain of $6.5 million, net of tax in 2006 from the liquidation of its stock in the Rural Telephone Bank.

•	Other Information

The Company’s 2005 capital expenditures and commitments were $33.6 million and it had cash and cash equivalents of $2.6 million as of year-end. The Company retired $16.4 million of debt during 2005 and at December 31, 2005, the debt/equity ratio was 0.30; and debt as a percent of total assets was 17.5%.

•	About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

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This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors. For a discussion of these factors, see the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 22, 2005. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

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SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2005	2004
		Restated

Cash and cash equivalents	$2,572	$14,172
Other current assets	18,229	20,345
Total securities and investments	7,365	7,250
Property, plant and equipment	257,382	230,323
Less accumulated depreciation	(95,144)	(74,071)
Net property, plant and equipment	162,238	156,252
Other assets, net	14,517	13,402
Total assets	$204,921	$211,421

Current liabilities, exclusive of current maturities of $4,526 and $4,372, respectively	$18,215	$17,474
Long and short-term debt	35,918	52,291
Total other liabilities	29,188	28,899
Total shareholders’ equity	121,600	112,757
Total liabilities and shareholders’ equity	$204,921	$211,421

*Certain amounts for 2004 have been reclassified to conform to the 2005 presentation.

2004 has been restated to correct errors related to the Company’s accounting for leases.

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SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statement of Income

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004*	2005	2004*
		Restated		Restated

Revenues	$39,225	$32,305	$146,391	$120,994
Cost of goods and services	15,641	12,858	60,299	45,847
Depreciation	6,114	5,573	22,382	19,020
Selling, general and administrative	12,726	10,518	44,334	38,116
Operating income	4,744	3,356	19,376	18,011

Interest expense	677	802	3,076	3,129
Other income	(632)	(445)	(1,151)	(1,077)
Income tax provision	1,860	1,095	6,716	5,921
Net income	$2,839	$1,904	$10,735	$10,038

Net earnings per share, basic	$0.37	$0.25	$1.40	$1.32

Net earnings per share, diluted	$0.37	$0.25	$1.39	$1.31

*Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.

2004 has been restated to correct errors related to the Company’s accounting for leases.

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